Exhibit 99.1

NEWS RELEASE

Corporate Offices:

1328 Racine Street

Racine, WI 53403

FOR IMMEDIATE RELEASE

Contact: Jeffrey S. Knutson
(262) 638-4242

TWIN DISC, INC. ANNOUNCES FISCAL 2022

THIRD QUARTER FINANCIAL RESULTS

● Third quarter sales up 2.9% year-over-year
● Gross margin increased 560 basis points year-over-year to 29.8%
● Six-month backlog of $108.9 million at March 25, 2022, up 10.1% since December 31, 2021
● Management remains optimistic recovery is underway as order rates and demand improve

RACINE, WISCONSIN — April 29, 2022 — Twin Disc, Inc. (NASDAQ: TWIN), today reported financial results for the fiscal 2022 third quarter and nine months ended March 25, 2022.

Sales for the fiscal 2022 third quarter were $59.3 million, compared to $57.6 million for the same period last year. The 2.9% increase in fiscal 2022 third quarter net sales was primarily due to improving demand within the Company’s global oil and gas, industrial and marine markets compared to the same period last fiscal year. The positive impact of improving market conditions was partially offset by global supply chain challenges, which continued to limit sales growth during both the fiscal 2022 third quarter and nine-months. Foreign currency exchange had a $3.0 million negative impact on fiscal 2022 third quarter sales and a $3.5 million negative impact on fiscal 2022 year-to-date sales. Year-to-date sales increased 9.6% to $166.9 million, compared to $152.4 million for the fiscal 2021 nine-months.

John H. Batten, President and Chief Executive Officer, commented: “I am pleased with the progress we made during the third quarter and the positive momentum underway across many aspects of our business and global markets. Throughout the quarter, our teams worked with our suppliers and customers to navigate tight raw material supply conditions. As expected, our third quarter financial results also reflect the benefits of our recent pricing initiatives and multi-year strategies focused on improving our global cost structure, which combined with a more profitable mix of sales, drove third quarter gross margin to the highest level in three fiscal years. We remain focused on pursuing initiatives that further diversify our geographic and end markets, while maintaining compelling levels of profitability through an efficient and asset-light operating model, and investing in R&D programs that drive long-term growth and innovation.”

“Our six-month backlog at March 25, 2022, was $108.9 million, compared to $70.3 million at June 30, 2021, and $98.9 million at December 31, 2021. The 10.1% sequential increase was due to strong orders and demand trends across many of our global markets. Growth in our backlog also reflects shipping, logistics, and production delays, which impacted the timing of shipments during the third quarter. Aftermarket sales to North American pressure pumping customers remains strong, which we believe indicates a growing investment cycle over the coming quarters within the North American pressure pumping market. In addition, we are experiencing higher global demand for our pressure pumping transmission systems, most notably our 7600 series transmission systems for use in the Chinese oil and gas market. We expect fiscal 2022 to be a strong year of sales growth and profitability as we benefit from the strategies we are pursuing to create long-term and sustainable value for our customers, team members, and shareholders.”

Gross profit percent for the fiscal 2022 third quarter was 29.8%, compared to 24.2% for the same period last year. The 560-basis point year-over-year increase in gross profit margin percentage was primarily due to improved efficiencies, prudent selling price adjustments to offset higher raw material prices, and a more profitable mix of sales. Year-to-date, gross margin was 26.7% compared to 21.4% for the fiscal 2021 nine months.

For the fiscal 2022 third quarter, marketing, engineering and administrative (ME&A) expenses increased by $1.2 million to $14.4 million, compared to $13.2 million for the fiscal 2021 third quarter. The 9.1% increase in ME&A expenses in the quarter was primarily due to the accrual for the global bonus program ($0.8 million), professional fees ($0.3 million), increased travel ($0.2 million) and other net spending increases of $1.0 million. These increases were partially offset by a Dutch COVID relief subsidy recorded in the quarter, which reduced ME&A expense by $0.7 million and a currency impact of $0.4 million. As a percent of revenues, ME&A expenses were 24.3% for the fiscal 2022 third quarter, compared to 22.9% for the same period last fiscal year. Year-to-date, ME&A expenses were $42.8 million, compared to $39.0 million for the fiscal 2021 nine-month period. As a percent of revenues, ME&A expenses were 25.6% for both the fiscal 2022 and 2021 nine-month periods.

The Company incurred restructuring charges of approximately $1.5 million during the fiscal 2022 nine-month period, which includes $0.3 million during the fiscal 2022 third quarter. Year-to-date restructuring expenses have been primarily associated with the final negotiated settlement related to the Belgian restructuring program announced in June 2021. The total cost of this program is now estimated at $3.3 million, and the Company anticipates annual pre-tax savings of approximately $1.6 million upon completion of this program.

During the fiscal 2022 first quarter, Twin Disc completed a sale leaseback of its Rolla production facility in Switzerland for net proceeds of $9.1 million, which resulted in a gain of $2.9 million and was recorded in other operating income.

For the fiscal 2022 third quarter and nine-month period, Twin Disc recorded other income of $0.5 million and $0.6 million, respectively, primarily attributable to translation gains related to Euro denominated liabilities. For the fiscal 2021 third quarter and nine-month period, Twin Disc recorded other income of $0.6 million and other expenses of $2.3 million, respectively, also attributable to exchange rate movements related to Euro denominated liabilities.

For the nine months ended March 25, 2022, and March 26, 2021, the Company’s effective income tax rate was 76.5% and 28.9%, respectively. The current year rate was impacted by the fact that the domestic entity recognized a full valuation allowance in the fourth quarter of fiscal 2021, resulting in no tax benefits being recognized for current domestic losses.

Net income attributable to Twin Disc for the fiscal 2022 third quarter was $2.2 million, or $0.17 per diluted share, compared to net income attributable to Twin Disc of $94,000, or $0.01 per diluted share, for the fiscal 2021 third quarter. Year-to-date, net income attributable to Twin Disc was $0.3 million, or $0.02 per diluted share, compared to a net loss attributable to Twin Disc of $(8.2 million), or $(0.62) per diluted share for the fiscal 2021 nine-month period.

Earnings before interest, taxes, depreciation and amortization (EBITDA)* were $5.8 million for the fiscal 2022 third quarter, compared to $3.8 million for the fiscal 2021 third quarter. For the fiscal 2022 nine-month period, EBITDA was $11.0 million, compared to a loss of $(1.3 million) for the fiscal 2021 comparable period.

Jeffrey S. Knutson, Vice President – Finance, Chief Financial Officer, Treasurer and Secretary stated, “While we remain focused on controlling inventory and working capital levels, inventories increased 5.8% over the past three months as we support recent order growth and navigate global supply chain and logistic challenges. With total debt, net of cash, of $21.2 million and a $12.3 million year-over-year improvement in year-to-date EBITDA results, we believe we have the financial flexibility to support our long-term growth initiatives. We also continue to make progress creating a more asset-light business model and, during the third quarter signed an agreement to sell our corporate headquarters for approximately $3.3 million. We believe this transaction will close during our fiscal 2023 first quarter, and we expect to save $0.7 million in annual expenses. We also continue to invest in modernizing our global facilities, which includes adding resources and capabilities to our Lufkin manufacturing facility. We plan to invest approximately $5 million in capital expenditures during fiscal 2022.”

Twin Disc will be hosting a conference call to discuss these results and to answer questions at 11:00 a.m. Eastern Time on April 29, 2022. To participate in the conference call, please dial
877-407-9039 five to ten minutes before the call is scheduled to begin. A replay will be available from 2:00 p.m. Eastern Time April 29, 2022, until midnight May 6, 2022. The number to hear the teleconference replay is 844-512-2921. The access code for the replay is 13727780.

The conference call will also be broadcast live over the Internet. To listen to the call via the Internet, access Twin Disc's website at http://ir.twindisc.com and follow the instructions at the web cast link. The archived webcast will be available shortly after the call on the Company's website.

About Twin Disc, Inc.

Twin Disc, Inc. designs, manufactures and sells marine and heavy-duty off-highway power transmission equipment. Products offered include marine transmissions, azimuth drives, surface drives, propellers and boat management systems, as well as power-shift transmissions, hydraulic torque converters, power take-offs, industrial clutches and control systems. The Company sells its products to customers primarily in the pleasure craft, commercial and military marine markets, as well as in the energy and natural resources, government and industrial markets. The Company’s worldwide sales to both domestic and foreign customers are transacted through a direct sales force and a distributor network. For more information, please visit www.twindisc.com.

Forward-Looking Statements

This press release may contain statements that are forward looking as defined by the Securities and Exchange Commission in its rules, regulations and releases. The Company intends that such forward-looking statements be subject to the safe harbors created thereby. All forward-looking statements are based on current expectations regarding important risk factors including those identified in the Company’s most recent periodic report and other filings with the Securities and Exchange Commission. Accordingly, actual results may differ materially from those expressed in the forward-looking statements, and the making of such statements should not be regarded as a representation by the Company or any other person that the results expressed therein will be achieved. Risk factors also include the effects of the COVID-19 pandemic, and any impact the COVID-19 pandemic may have on the Company’s business operations, as well as its impact on general economic and financial market conditions.

*Non-GAAP Financial Disclosures

Financial information excluding the impact of asset impairments, restructuring charges, foreign currency exchange rate changes and the impact of acquisitions, if any, in this press release are not measures that are defined in U.S. Generally Accepted Accounting Principles (“GAAP”). These items are measures that management believes are important to adjust for in order to have a meaningful comparison to prior and future periods and to provide a basis for future projections and for estimating our earnings growth prospects. Non-GAAP measures are used by management as a performance measure to judge profitability of our business absent the impact of foreign currency exchange rate changes and acquisitions. Management analyzes the company’s business performance and trends excluding these amounts.  These measures, as well as EBITDA, provide a more consistent view of performance than the closest GAAP equivalent for management and investors. Management compensates for this by using these measures in combination with the GAAP measures. The presentation of the non-GAAP measures in this press release are made alongside the most directly comparable GAAP measures.

Definition – Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA)

Net earnings or loss excluding interest expense, the provision or benefit for income taxes, depreciation and amortization expenses: this is a financial measure of the profit generated excluding the above-mentioned items.

--Financial Results Follow--

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS) (In thousands, except per-share data; unaudited)

	For the Quarter Ended		For the Three Quarters Ended
	March 25, 2022	March 26, 2021	March 25, 2022	March 26, 2021

Net sales	$59,289	$57,640	$166,939	$152,377
Cost of goods sold	41,598	43,678	122,319	119,835
Gross profit	17,691	13,962	44,620	32,542

Marketing, engineering and administrative expenses	14,396	13,196	42,753	39,000
Restructuring expenses	303	251	1,542	777
Other operating income	(63)	-	(2,957)	-
Income (loss) from operations	3,055	515	3,282	(7,235)
Interest expense	490	606	1,594	1,769
Other (income) expense, net	(498)	(557)	(608)	2,314
Income (loss) before income taxes and noncontrolling interest	3,063	466	2,296	(11,318)
Income tax expense (benefit)	753	300	1,757	(3,267)

Net income (loss)	2,310	166	539	(8,051)
Less: Net earnings attributable to noncontrolling interest, net of tax	(80)	(72)	(223)	(147)
Net income (loss) attributable to Twin Disc	$2,231	$94	$316	$(8,198)

Earnings (loss) per share data:
Basic income (loss) per share attributable to Twin Disc common shareholders	$0.17	$0.01	$0.02	$(0.62)
Diluted income (loss) per share attributable to Twin Disc common shareholders	$0.17	$0.01	$0.02	$(0.62)

Weighted average shares outstanding data:
Basic	13,397	13,269	13,339	13,240
Diluted	13,457	13,295	13,373	13,240

Comprehensive income (loss):
Net income (loss)	$2,310	$166	$539	$(8,051)
Benefit plan adjustments, net of taxes of $4, $177, $4, and $529, respectively	505	583	1,512	1,691
Foreign currency translation adjustment	(2,680)	(3,008)	(6,359)	5,503
Unrealized gain on cash flow hedge, net of income taxes of $0,$60, $0, and $115, respectively	810	193	1,748	372
Comprehensive income (loss)	945	(2,066)	(2,560)	(485)
Less: Comprehensive income (loss) attributable to noncontrolling interest	38	(34)	235	(133)
Comprehensive income (loss) attributable to Twin Disc	$983	$(2,100)	$(2,325)	$(618)

RECONCILIATION OF CONSOLIDATED NET INCOME (LOSS) TO EBITDA

(In thousands; unaudited)

	For the Quarter Ended		For the Three Quarters Ended
	March 25, 2022	March 26, 2021	March 25, 2022	March 26, 2021
Net income (loss) attributable to Twin Disc	$2,231	$94	$316	$(8,198)
Interest expense	490	606	1,594	1,769
Income taxes	753	300	1,757	(3,267)
Depreciation and amortization	2,306	2,843	7,317	8,366
Earnings (loss) before interest, taxes, depreciation and amortization	$5,780	$3,843	$10,984	$(1,330)

CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands; except share amounts, unaudited)

	March 25,	June 30,
	2022	2021
ASSETS
Current assets:
Cash	12,825	$12,340
Trade accounts receivable, net	38,977	39,491
Inventories	131,080	114,967
Assets held for sale	3,082	9,539
Prepaid expenses	6,984	5,704
Other	8,447	9,926

Total current assets	201,395	191,967

Property, plant and equipment, net	42,753	45,463
Right-of-use assets operating leases	13,692	14,736
Intangible assets, net	13,944	17,480
Deferred income taxes	2,258	2,511
Other assets	3,682	3,256

TOTAL ASSETS	$277,724	$275,413

LIABILITIES AND EQUITY
Current liabilities:
Current maturities of long-term debt	$2,000	$2,000
Accounts payable	34,195	31,011
Accrued liabilities	48,779	45,549

Total current liabilities	84,974	78,560

Long-term debt	32,069	30,085
Lease obligations	11,543	12,887
Accrued retirement benefits	10,065	11,176
Deferred income taxes	3,959	5,045
Other long-term liabilities	5,659	7,000

Total liabilities	148,269	144,753

Twin Disc shareholders’ equity:
Preferred shares authorized: 200,000; issued: none; no par value	-	-
Common shares authorized: 30,000,000; issued: 14,632,802; no par value	42,048	40,972
Retained earnings	127,251	126,936
Accumulated other comprehensive loss	(25,724)	(22,615)
	143,575	145,293
Less treasury stock, at cost (965,987 and 984,139 shares, respectively)	14,805	15,083

Total Twin Disc shareholders' equity	128,770	130,210

Noncontrolling interest	685	450
Total equity	129,455	130,660

TOTAL LIABILITIES AND EQUITY	$277,724	$275,413

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (In thousands; unaudited)

	For the Three Quarters Ended
	March 25, 2022	March 26, 2021

CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	$539	$(8,051)
Adjustments to reconcile net income (loss) to net cash (used) provided by operating activities, net of acquired assets:
Depreciation and amortization	7,317	8,366
Gain on sale of assets	(2,939)	-
Restructuring expenses	(487)	215
Provision for deferred income taxes	(1,383)	(6,052)
Stock compensation expense and other non-cash charges, net	2,642	1,934
Net change in operating assets and liabilities	(12,912)	8,603

Net cash (used) provided by operating activities	(7,223)	5,015

CASH FLOWS FROM INVESTING ACTIVITIES:
Acquisition of fixed assets	(2,371)	(3,851)
Proceeds from sale of fixed assets	9,152	76
Proceeds on note receivable	500	700
Other, net	465	(18)

Net cash provided (used) by investing activities	7,746	(3,093)

CASH FLOWS FROM FINANCING ACTIVITIES:
Borrowings under revolving loan agreement	78,142	56,463
Repayments of revolver loans	(73,192)	(58,497)
Repayments of other long-term debt	(2,789)	(411)
Payments of withholding taxes on stock compensation	(487)	(224)

Net cash provided (used) by financing activities	1,674	(2,669)

Effect of exchange rate changes on cash	(1,712)	1,653

Net change in cash	485	906

Cash:
Beginning of period	12,340	10,688

End of period	$12,825	$11,594

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